Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED THIRD QUARTER EARNINGS; RAISES 2009 EPS GUIDANCE
Highlights
•	Net income for the third quarter of $37.8 million, or $0.74 per diluted common share
•	Net income for the nine months ended September 30, 2009 of $97.3 million, or $1.92 per diluted common share
•	Capital investments of $300.4 million for the nine months ended September 30, 2009
•	2009 EPS guidance increased to $2.47 to $2.52 per diluted common share and 2009 capital expenditure guidance revised to a range of $320 to $345 million
•	2010 EPS guidance of $2.52 to $2.62 per common share and capital expenditure guidance of $405 million to $460 million reaffirmed

(in thousands, except per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
OPERATING REVENUES	$151,328	$163,279	$464,507	$465,809

NET INCOME	$37,818	$28,045	$97,336	$82,227

DILUTED EPS(1)	$0.74	$0.55	$1.92	$1.64
NOVI, Mich., October 28, 2009 — ITC Holdings Corp. (NYSE: ITC) today announced its third quarter and year-to-date results for the period ended September 30, 2009. Net income for the quarter was $37.8 million, or $0.74 per diluted common share, compared to $28.0 million, or $0.55 per diluted common share for the third quarter of 2008. Net income for the nine months ended September 30, 2009 was $97.3 million, or $1.92 per diluted common share, compared to $82.2 million, or $1.64 per diluted common share for the same period last year. Diluted earnings per share in the 2009 quarter and year-to-date periods includes $0.11 associated with the recognition of regulatory assets at ITC Great Plains.
For the nine months ended September 30, 2009, ITCTransmission, METC and ITC Midwest’s investments in their transmission systems were $70.9 million, $110.2 million and $119.3 million, respectively.
“ITC’s ability to continue to deliver strong financial results in a challenging economic environment is further testimony to the strength of our business model and growth strategy,” said Joseph L. Welch, chairman, president and CEO of ITC. “Our capital investments are essential to developing a 21st century transmission grid capable of reliably supporting the energy needs of our customers while, at the same time, driving our growth for years to come.”
Reported net income for the third quarter of 2009 increased $9.8 million, or $0.19 per diluted common share, compared to the same period in 2008. For the nine months ended September 30, 2009, net income increased $15.1 million, or $0.28 per diluted common share, compared to the same period in 2008.

Key drivers that contributed to these results include:
•	An increase in net income for the quarter and nine month periods due to higher rate base at METC and ITC Midwest.
•	Higher AFUDC at ITC Midwest in both the quarter and year-to-date periods resulting from our continued investments in this system to improve reliability and interconnect new generating resources.
•	An increase in net income for both the quarter and year-to-date periods due to the recognition of regulatory assets at ITC Great Plains which included the reversal of $8.2 million of costs that were previously recorded as expenses, including certain expenses from prior periods.
•	In the nine months ended September 30, the increases in net income were partially offset by higher non-recoverable G&A expenses including development expenses at ITC Great Plains, ITC Grid Development and Green Power Express.
•	For the year-to-date period, the increase in EPS was partially offset by higher weighted average diluted shares outstanding in 2009.
EPS and Capital Expenditure Guidance
For 2009, ITC has increased its guidance for full year earnings per diluted common share to a range of $2.47 to $2.52. The increase is primarily due to our updated capital guidance, lower forecasted non-recoverable expenses and a lower expected effective tax rate. Additionally, we have revised our 2009 capital expenditure guidance to a range of $320 to $345 million. We now expect capital expenditures to be approximately $75 to $85 million at ITCTransmission, $120 to $130 million at METC and $125 to $130 million at ITC Midwest.
For 2010, ITC continues to expect earnings per diluted common share of $2.52 to $2.62 as previously disclosed, although earnings are now expected to be at the high end of this guidance range due to progress made in 2009 on capital projects that will likely result in more projects going into service in 2010 than originally anticipated. Capital investments for 2010 are still expected to be approximately $405 to $460 million, including $50 to $60 million, $140 to $155 million, $205 to $225 million and $10 to $20 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
Third Quarter 2009 Financial Results Detail
ITC’s operating revenues for the quarter decreased to $151.3 million from $163.3 million last year. This decrease was primarily a result of lower net revenue requirements during the three months ended September 30, 2009 as compared to the same period in 2008 due to our expense mitigation efforts, other reductions to operating expenses resulting from higher capitalization, the impact of the depreciation study for ITCTransmission which reduced depreciation rates, as discussed below, and an increase in regional cost sharing revenues. Partially offsetting these decreases was an increase due to higher rate base primarily associated with higher balances of property, plant and equipment in-service.
Regional cost sharing revenues increased due primarily to capital projects placed in-service in 2007 and 2008, or those that are expected to be in-service in 2009, that have been identified by Midwest ISO (MISO) as eligible for regional cost sharing.
In addition, point-to-point and control and dispatch revenues decreased due to fewer point to point reservations and lower network peak load at ITCTransmission.

Operation & maintenance (O&M) expenses of $22.1 million were $11.1 million lower during the third quarter of 2009 compared to the same period in 2008. O&M expenses decreased mainly due to our cost mitigation efforts and higher capitalization of O&M expenses in the quarter.
General and administrative (G&A) expenses of $9.5 million were $11.1 million lower during the third quarter of 2009 compared to the same period in 2008 mainly due to the recognition of regulatory assets relating to development activities of ITC Great Plains as well as pre-construction costs for the KETA project which reduced G&A expenses by $8.0 million. G&A expenses also decreased due to our cost mitigation efforts and higher capitalization of G&A expenses in the quarter. G&A expenses for the quarter include $1.9 million of development costs at ITC Grid Development and its subsidiaries which were $0.5 million higher than the same period in 2008 as a result of increased development activities.
Depreciation and amortization expenses decreased by $4.3 million during the third quarter of 2009 compared to the same period in 2008. Depreciation and amortization expense decreased due primarily to the FERC approval in September 2009 of a depreciation study for ITCTransmission which revised the depreciation rates used to calculate depreciation expense for the entire 2009 calendar year at ITCTransmission and resulted in a reduction of depreciation expense of $7.0 million. The effect of the change in the depreciation rate on net income and earnings per share amounts in the quarter is insignificant. Partially offsetting this reduction are increases primarily related to a higher depreciable asset base resulting from property, plant and equipment additions.
Interest expense increased for the three months ended September 30, 2009 compared to the same period in 2008 due primarily to additional interest expense associated with the December 2008 issuances of METC’s $50.0 million Senior Secured Notes and ITC Midwest’s $40.0 million and $35.0 million First Mortgage Bonds, Series B and Series C, respectively, ITC Holdings’ $100 million two year Term Loan Agreement executed in April 2009 and the April 2008 issuance of ITCTransmission’s $100.0 million First Mortgage Bonds, Series D. These increases were partially offset by lower interest expense as a result of lower interest rates under our revolving credit agreements.
The effective income tax rate for the three months ended September 30, 2009 was 37.6 percent compared to 38.9 percent in the third quarter of 2008. The rate is lower mainly due to the tax effects of Allowance for Equity Funds Used During Construction (AFUDC Equity) which is not included in the income tax provision.
Third Quarter Year-To-Date 2009 Financial Results Detail
ITC’s operating revenues for the nine months ended September 30, 2009 decreased to $464.5 million from $465.8 million last year. This decrease was primarily a result of lower net revenue requirements during the nine months ended September 30, 2009 as compared to the same period in 2008 due to our expense mitigation efforts, other reductions to operating expenses resulting from higher capitalization, the impact of the depreciation study for ITCTransmission, as discussed above, and the increase in regional cost sharing revenues. Partially offsetting these decreases was an increase to higher rate base primarily associated with higher balances of property, plant and equipment in-service.
Regional cost sharing revenues increased due primarily to capital projects placed in-service in 2007, 2008 or are expected to be in-service in 2009 that have been identified by MISO as eligible for regional cost sharing.
Point-to-point revenues decreased due primarily to fewer point to point reservations.
Scheduling, control and dispatch revenues decreased due primarily to lower network peak load at ITCTransmission.

Other revenues decreased due primarily to the elimination of our ancillary service revenues as a result of the establishment of the MISO ancillary service market which began in January 2009.
O&M expenses of $67.8 million were $19.8 million lower in the first nine months of 2009 compared to the same period in 2008. O&M expenses were lower mainly due to our cost mitigation efforts and higher capitalization of O&M expenses in the nine months ended September 30, 2009.
G&A expenses of $49.7 million for September year-to-date 2009 were $10.3 million lower than the same period in 2008 mainly due to the recognition of regulatory assets relating to development activities of ITC Great Plains as well as pre-construction costs for the KETA project which reduced G&A expenses by $8.0 million. G&A expenses also decreased due to our cost mitigation efforts and higher capitalization of G&A expenses in the nine months ended September 30, 2009. G&A expenses for the nine month period include $7.0 million of development costs at ITC Grid Development and its subsidiaries which were $3.8 million higher than the same period in 2008 as a result of increased development activities.
Depreciation and amortization expenses increased by $2.7 million during the nine months ended September 30, 2009 compared to the same period in 2008. Depreciation and amortization increased due primarily to a higher depreciable asset base resulting from property, plant and equipment additions. The effect of the change in the depreciation rate on net income and earnings per share amounts in the year-to-date period is insignificant. The increase was partially offset by the ITCTransmission depreciation study, as described above, and higher capitalization of depreciation expenses in the nine months ended September 30, 2009.
Interest expense increased in the first nine months of 2009 compared to the same period in 2008 due primarily to additional interest expense associated with the December 2008 issuances of METC’s $50.0 million Senior Secured Notes and ITC Midwest’s $40.0 million and $35.0 million First Mortgage Bonds, Series B and Series C, respectively, ITC Holdings’ $100 million two year Term Loan Agreement executed in April 2009 and the April 2008 issuance of ITCTransmission’s $100.0 million First Mortgage Bonds, Series D. These increases were partially offset by lower interest expense as a result of lower interest rates under our revolving credit agreements.
The effective income tax rate for the nine months ended September 30, 2009 was 37.5 percent compared to 38.4 percent in 2008. The rate is lower mainly due to the tax effects of AFUDC Equity which is not included in the income tax provision.
Third Quarter Conference Call
ITC will conduct a conference call to discuss third quarter and year-to-date 2009 earnings results at 11:00 a.m. ET on October 29, 2009. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss the financial results of the third quarter and first nine months of 2009. Individuals wishing to participate in the conference call may dial toll-free (800) 967-7188 (domestic) or (719) 457-2657 (international); there is no passcode. The conference call replay, available through November 13, 2009 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 4766199. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2009 third quarter and year-to-date results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Louise Beller (248.946.3479, lbeller@itctransco.com)
     1 During 2009, ITC computed earnings per share using the two-class method in accordance with guidance set forth by the Financial Accounting Standards Board (“FASB”), formerly FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The retroactive application required under the two-class method resulted in a decrease in dilutive earnings per share by $0.01 per share as compared to the earnings per share calculation used and disclosed for the three months ended September 30, 2008. The retroactive application did not change the basic earnings per share amount disclosed for the three months ended September 30, 2008. The retroactive application of the two-class method resulted in a decrease of $0.02 per share to both the basic and dilutive earnings per share amounts disclosed for the nine months ended September 30, 2008.
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ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
OPERATING REVENUES	$151,328	$163,279	$464,507	$465,809
OPERATING EXPENSES
Operation and maintenance	22,132	33,271	67,792	87,628
General and administrative	9,507	20,640	49,653	59,983
Depreciation and amortization	19,590	23,869	72,325	69,639
Taxes other than income taxes	11,049	10,552	32,759	31,750
Other operating income and expense-net	(7)	515	(7)	(930)

Total operating expenses	62,271	88,847	222,522	248,070

OPERATING INCOME	89,057	74,432	241,985	217,739
OTHER EXPENSES (INCOME)
Interest expense	32,412	30,547	96,666	91,263
Allowance for equity funds used during construction	(3,764)	(2,672)	(9,762)	(8,052)
Other income	(738)	(847)	(2,125)	(1,909)
Other expense	521	1,494	1,487	2,928

Total other expenses (income)	28,431	28,522	86,266	84,230

INCOME BEFORE INCOME TAXES	60,626	45,910	155,719	133,509
INCOME TAX PROVISION	22,808	17,865	58,383	51,282

NET INCOME	37,818	28,045	97,336	82,227

Basic earnings per common share	$0.76	$0.57	$1.95	$1.68
Diluted earnings per common share	$0.74	$0.55	$1.92	$1.64
Dividends declared per common share	$0.320	$0.305	$0.930	$0.885

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except per share data)	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$54,181	$58,110
Accounts receivable	64,055	57,638
Inventory	32,365	25,077
Deferred income taxes	19,749	—
Regulatory assets — revenue accrual (including accrued interest of $2,203 and $1,637, respectively)	67,533	22,301
Other	4,946	4,147

Total current assets	242,829	167,273
Property, plant and equipment (net of accumulated depreciation and	2,541,415	2,304,386
amortization of $992,888 and $925,890, respectively)
Other assets
Goodwill	951,319	951,319
Intangible assets (net of accumulated amortization of $8,319 and $6,050,	52,668	52,357
respectively)
Regulatory assets — revenue accrual (including accrued interest of $577 and	31,894	81,643
$1,512, respectively)
Regulatory assets- acquisition adjustments (net of accumulated amortization	76,623	80,665
of $26,435 and $22,393, respectively)
Other regulatory assets	51,329	39,848
Deferred financing fees (net of accumulated amortization of $8,840 and	21,136	21,410
$8,048, respectively)
Other	11,014	15,664

Total other assets	1,195,983	1,242,906

TOTAL ASSETS	$3,980,227	$3,714,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,053	$79,403
Accrued payroll	11,058	10,331
Accrued interest	18,962	37,779
Accrued taxes	10,032	18,104
Deferred income taxes	—	6,476
Refundable deposits from generators for transmission network upgrades	28,649	8,701
Other	2,680	5,384

Total current liabilities	126,434	166,178
Accrued pension and postretirement liabilities	24,938	24,295
Deferred income taxes	233,689	144,889
Regulatory liabilities — revenue deferral	12,336	—
Regulatory liabilities — accrued asset removal costs	170,699	196,656
Other	17,939	5,231
Long-term debt	2,404,439	2,248,253
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,992,163	858,328	848,624
and 49,654,518 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively
Retained earnings	132,205	81,268
Accumulated other comprehensive loss	(780)	(829)

Total stockholders’ equity	989,753	929,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,980,227	$3,714,565

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Nine months ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$97,336	$82,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	72,325	69,639
Revenue accrual and deferral — including accrued interest	(275)	(51,619)
Deferred income tax expense	57,330	49,644
Allowance for equity funds used during construction	(9,762)	(8,052)
Recognition of ITC Great Plains regulatory assets	(8,191)	—
Other	8,260	8,012
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(4,717)	(15,353)
Inventory	(10,130)	(3,375)
Regulatory assets — revenue accrual including accrued interest	17,136	—
Other current assets	(799)	(1,474)
Accounts payable	(5,360)	11,844
Accrued payroll	234	1,986
Accrued interest	(18,817)	(9,445)
Accrued taxes	(8,038)	(4,456)
Other current liabilities	(2,713)	1,659
Other non-current assets and liabilities, net	2,896	(1,207)

Net cash provided by operating activities	186,715	130,030
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(327,611)	(288,974)
Other	(2,920)	472

Net cash used in investing activities	(330,531)	(288,502)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	657,782
Repayment of long-term debt	—	(765,000)
Borrowings under revolving credit agreements	482,466	480,511
Repayments under revolving credit agreements	(426,529)	(453,500)
Issuance of common stock	2,324	310,237
Common stock issuance costs	—	(797)
Dividends on common stock	(46,389)	(43,793)
Refundable deposits from generators for transmission network upgrades	35,188	14,189
Repayment of refundable deposits from generators for transmission network upgrades	(5,228)	(2,352)
Debt issuance costs	(1,945)	(5,409)

Net cash provided by financing activities	139,887	191,868

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(3,929)	33,396
CASH AND CASH EQUIVALENTS — Beginning of period	58,110	2,616

CASH AND CASH EQUIVALENTS — End of period	$54,181	$36,012